EXHIBIT 99

                           PRESS RELEASE



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                  P R E S S   R E L E A S E




RELEASE DATE:                                     CONTACT:

December 18, 1996                                 Frank D. Martz
                                                  Senior Vice President
                                                  of Operations and Secretary
                                                  (412) 758-5584


       PENNFIRST BANCORP, INC. ANNOUNCES CASH DIVIDEND

     PennFirst Bancorp, Inc. announced today that its Board of Directors at its meeting on December 17, 1996 declared a quarterly cash dividend of $.09 on the Common Stock of PennFirst Bancorp, Inc. payable on January 24, 1997 to the stockholders of record at the close of business on December 31, 1996.

     PennFirst Bancorp, Inc. is the parent Holding Company of ESB Bank, F.S.B.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended September 30, 1996. The Company recognized net income for the three month period ended September 30, 1996 of $1.1 million or $.27 per share, prior to the one-time special SAIF Assessment. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share, which represents the twenty-sixth consecutive quarter of declaring such a dividend. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.



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